Computation of Earnings Per Share                                  Exhibit 11.1
Carolina First Corporation and Subsidiaries

                                                              Three Months Ended
                                                                 March 31, 1997
                                                                ===============
A. Net income ................................................  $     1,717,000
   Less: Dividends on preferred stock ......................                  0
                                                                ---------------
B. Net income applicable to common shareholders ..............  $     1,717,000
                                                                ===============
Primary Earnings Per Share

     Average shares outstanding ..............................       11,304,437
     Dilutive average shares outstanding under options .......          357,493
     Exercise prices .........................................  $4.81 to $16.20
     Assumed proceeds on exercise ............................  $     3,748,808
     Average market value per share ..........................            17.16
     Less:  Treasury stock purchased with the assumed
        proceeds from exercise of options ....................          218,462
                                                                ---------------
C. Adjusted average shares -- Primary ........................       11,443,468
                                                                ---------------

     Primary Earnings Per Share (B/C) ........................  $          0.15
                                                                ===============

Fully Diluted Earnings Per Share

     Average shares outstanding ..............................       11,304,437
     Dilutive average shares outstanding under options .......          357,493
     Exercise prices .........................................  $4.81 to $16.20
     Assumed proceeds on exercise ............................  $     3,748,808
     Market value per share ..................................            17.16
     Less: Treasury stock purchased with the assumed
        proceeds from exercise of options ....................          218,462
                                                                ---------------
     Adjusted averaged shares ................................       11,443,468
                                                                ---------------
     Common shares from the assumed conversion of
        convertible preferred stock ..........................           34,915
                                                                ---------------
D. Adjusted average shares -- Fully diluted ..................       11,478,383
                                                                ---------------

     Fully Diluted Earnings Per Share (A/D) ..................  $          0.15
                                                                ===============